EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Northern Power Systems Corp. (formerly known as Wind Power Holdings, Inc.) of our report, dated April 14, 2014, which report included an explanatory paragraph regarding Wind Power Holdings, Inc.‘s ability to continue as a going concern, relating to our audits of the consolidated financial statements of Wind Power Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2013 and 2012 which report appears in the Registration Statement on Form 10 Amendment No. 2 (File No. 001-36317) of Wind Power Holdings, Inc.

/s/ CohnReznick LLP

Glastonbury, Connecticut

June 27, 2014